INCORPORATED UNDER THE LAWS OF THE
                                 STATE OF NEVADA




                             OPAL TECHNOLOGIES, INC.

49,000,000 COMMON SHARES AUTHORIZED     $0.001 PAR VALUE         NON-ASSESSABLE



THIS CERTIFIES THAT                     ORIENT PACIFIC MANAGEMENT LIMITED

IS THE RECORD HOLDER OF                 *ONE HUNDRED THOUSAND*


Shares of OPAL TECHNOLOGIES, INC. Common Stock transferrable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


Dated: November 7, 1997


         Secretary                                            President